Exhibit 99.1

BILL Announces Closing of Offering of $1.4 Billion of 0% Convertible Senior Notes due 2030, Including Full Exercise of Initial Purchasers’ $150.0 Million Option to Purchase Additional Notes

SAN JOSE, Calif., December 6, 2024 – BILL Holdings, Inc. (NYSE: BILL) (“BILL”) today announced that it has closed its offering of 0% Convertible Senior Notes due 2030 (the “Notes”) for gross proceeds of $1.4 billion. The proceeds include the full exercise of the $150.0 million option granted by BILL to the initial purchasers of the Notes. The Notes were offered and sold in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The Notes are senior, unsecured obligations of BILL, will not bear regular interest, and the principal amount of the Notes will not accrete.

The net proceeds from the offering were approximately $1.38 billion, after deducting the initial purchasers’ discount and estimated offering expenses payable by BILL. At closing, BILL used: (i) approximately $130.8 million of the net proceeds to repurchase approximately $133.9 million aggregate principal amount of its outstanding 0% Convertible Senior Notes due 2025 (the “2025 Notes”), (ii) approximately $408.6 million of the net proceeds to repurchase approximately $451.5 million aggregate principal amount of its outstanding 0% Convertible Senior Notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Existing Notes”), (iii) approximately $200.0 million of the net proceeds to repurchase 2,260,397 shares of BILL’s common stock (the “common stock”) in privately negotiated transactions, and (iv) approximately $93.0 million of the net proceeds to pay the cost of the capped call transactions described below. BILL intends to use the remaining net proceeds for general corporate purposes, which may include additional repurchases of the Existing Notes from time to time following the offering, or the repayment at maturity, of the Existing Notes, additional repurchases of the common stock, working capital, capital expenditures and potential acquisitions and strategic transactions.

Additional Details for the Convertible Senior Notes

The Notes will mature on April 1, 2030, unless earlier converted, redeemed or repurchased in accordance with the terms of the Notes. Prior to 5:00 p.m., New York City time, on the business day immediately preceding January 1, 2030, the Notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled in shares of BILL’s common stock, cash or a combination of cash and shares of common stock, at the election of BILL.

The Notes have an initial conversion rate of 8.3718 shares of common stock per $1,000 principal amount of Notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $119.45 per share. The initial conversion price represents a premium of approximately 35% to the $88.48 closing price of BILL’s common stock on the New York Stock Exchange on December 3, 2024.

Holders of the Notes have the right to require BILL to repurchase for cash all or a portion of their Notes at 100% of their principal amount, plus any accrued and unpaid special interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Notes). BILL is also required to increase the conversion rate for holders who convert their Notes in connection with certain fundamental changes or a redemption notice, as the case may be, prior to the maturity date. The Notes are redeemable, in whole or in part, for cash at BILL’s option at any time, and from time to time, on or after December 1, 2027, but only if the last reported sale price per share of the common stock has been at least 130% of the conversion price then in effect for a specified period of time.

Capped Call Transactions and Concurrent Existing Note and Share Repurchases

In connection with the pricing of the Notes and the full exercise of the option by the initial purchasers to purchase additional Notes, BILL entered into privately negotiated capped call transactions with certain financial institutions (the “option counterparties”). The capped call transactions are expected generally to offset potential dilution to the common stock upon any conversion of the Notes and/or reduce any cash payments BILL is required to make in excess of the principal amount of converted Notes, as the case may be, with such offset subject to a cap.

As noted above, on December 3, 2024, BILL entered into privately negotiated transactions to repurchase approximately $133.9 million aggregate principal amount of the 2025 Notes, excluding accrued and unpaid special interest, and approximately $451.5 million aggregate principal amount of the 2027 Notes, excluding accrued and unpaid special interest on the 2027 Notes, on terms negotiated with each holder (each, an “Existing Note Repurchase”). BILL also repurchased approximately $200.0 million in shares of its common stock from purchasers of Notes in the offering in privately negotiated transactions with or through one of the initial purchasers or its affiliates concurrently with the pricing of the Notes (the “Share Repurchases”). The purchase price per share of common stock repurchased was equal to the closing price per share of the common stock on December 3, 2024, or $88.48 per share. The Existing Note Repurchases and the Share Repurchases are expected to be settled on or about December 6, 2024.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes, the Existing Notes or the common stock (including the shares of the common stock, if any, into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

The Notes and any shares of the common stock issuable upon conversion of the Notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding the expected use of net proceeds of the offering. Factors that may contribute to such differences include, but are not limited to, the expected use of the net proceeds from the offering, which could change as a result of market conditions and prevailing market and other general economic, industry or political conditions in the United States or internationally. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect BILL’s business and financial results, please review the “Risk Factors” described in BILL’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024 filed with the Securities and Exchange Commission (the “SEC”) and in BILL’s other filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. BILL disclaims any obligation to update these forward-looking statements.

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

John Welton

john.welton@hq.bill.com